Exhibit 99.1

Citigroup Inc. (NYSE: C)

October 2, 2017

Citi Board Elects John C. Dugan and S. Leslie Ireland to Board of Directors

NEW YORK — Citi’s Board of Directors today announced that it has elected John C. Dugan and S. Leslie Ireland as new independent directors, with service commencing today. Mr. Dugan, a former Comptroller of the Currency, recently retired from Covington & Burling LLP where he chaired the Financial Institutions Group. Ms. Ireland spent 31 years working in the United States Intelligence Community, most recently serving as the Assistant Secretary for Intelligence and Analysis for the US Treasury Department.

Citi Chairman Michael E. O’Neill said, “We are pleased to have John and Leslie join Citi’s Board of Directors. Cybersecurity and anti-money laundering are top priorities for the company. Leslie’s extensive experience working to protect the integrity of the financial system will support this critical work. John has a deep understanding of our industry from his exceptional experience working with financial institutions. I know that both will make valuable contributions as members of the board.”

John C. Dugan

Mr. Dugan served as Comptroller of the Currency from 2005-2010.  As Comptroller, Mr. Dugan headed the agency that supervises over 1,500 national banks and federal branches of foreign banks, which together hold nearly two-thirds of the assets of the US commercial banking system.  He also served on the Board of Directors of the Federal Deposit Insurance Corporation.

From 1993-2005, Mr. Dugan was a partner at Covington & Burling, specializing in financial institution regulatory matters.  After re-joining Covington in 2011 following his service at the OCC, he chaired the firm’s Financial Institutions Group, where he counseled a broad range of financial services firms and provided independent advice to boards of directors, including Citi’s board since 2015.

Mr. Dugan previously served at the U.S. Department of the Treasury from 1989 to 1993, where he was appointed Assistant Secretary for Domestic Finance and had extensive responsibility for policy initiatives involving banks and financial institutions.  From 1985 to 1989, Mr. Dugan was Counsel and Minority General Counsel for the U.S. Senate Committee on Banking, Housing, and Urban Affairs. He received his Bachelor’s degree from the University of Michigan in 1977 and graduated from Harvard Law School in 1981.

S. Leslie Ireland

Ms. Ireland was appointed head of the Office of Intelligence and Analysis (OIA) for the Department of the Treasury by President Barack Obama in 2010. In this role, she served as the principal intelligence advisor to the Secretary of the Treasury. She was responsible for leading analysis of key financial vulnerabilities of foreign entities that pose threats to US national security; strengthening and expanding the infrastructure needed to protect Treasury’s national security information; and creating a work culture of high performance. Concurrently from 2010 to 2016, Ms. Ireland was the National Intelligence Manager for Threat Finance under the Director of National Intelligence (DNI), serving as the principal advisor to the DNI on threat finance and oversaw the intelligence process regarding the use of financial information to combat the wide range of US national security threats, including terrorism, weapons of mass destruction, narcotrafficking and transnational organized crime.

Ms. Ireland also served as intelligence briefer to President Barack Obama, during which time she was responsible for personally briefing the President on many of the most sensitive and highly classified issues, providing information and analysis of current world events and warning him of emerging threats to the US. From 2005 to 2008, she was the first Iran Mission Manager and was responsible for overseeing the intelligence process on Iran for the entire US government. During her career, she also served for 25 years at the Central Intelligence Agency (CIA), including her role as Executive Assistant to the Director and Deputy Director of Central Intelligence, and in various analytical and management portfolios related to the Middle East and weapons of mass destruction. Ms. Ireland received her Bachelor’s Degree in Government from Franklin & Marshall College in 1981 and a Master’s in Russian Studies from Georgetown University in 1983.

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About Citi
Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

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Contacts:

Media: Jennifer Lowney (212) 793-3141

Investors: Susan Kendall (212) 559-2718

Fixed Income Investors: Thomas Rogers (212) 559-5091

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